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                                   Exhibit 21
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                                  Subsidiaries

Name
----

Mitchell & King States Limited

Maska U.S., Inc.

Smedley Industries Inc.

Smedley Industries (Hong Kong) Ltd.

Sport Maska Inc.

Sport Maska Europe S.A.R.L.

Maska H.K. Ltd.

#1 Apparel Canada Inc.

#1 Apparel Inc.

SLM Trademark Acquisition Corp.

SLM Trademark Acquisition Canada Corporation

Consumer Info Marketing Inc.

The Toy Factory, Inc.

Buddy L St. Thomas, Inc.

St. Lawrence Manufacturing Canada Inc.